                         DIXON TICONDEROGA COMPANY
                         195 International Parkway
                         Heathrow, Florida   32746


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                               March 1, 1996


To the Shareholders of
DIXON TICONDEROGA COMPANY

     Notice is hereby given that the Annual Meeting of Shareholders of DIXON TICONDEROGA COMPANY (hereinafter called the "Company"), a Delaware corporation, will be held at 195 International Parkway, Heathrow, Florida, on March 1, 1996 at 11:00 a.m., for the following purposes:

     (1)  To elect two Directors for a three-year term.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the close of business on December 22, 1995 as the record date for the determination of shareholders entitled to notice of, and to vote at such meeting or any adjournment thereof.

                              By Order of the Board of Directors,


                              Laura Van Camp
                              Secretary

Heathrow, Florida
January 19, 1996

                          YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend in person, you are urged to mark, date and sign the enclosed proxy and return it promptly in the envelope provided. This will assure your representation at the meeting. If you do attend the meeting in person, you may revoke your proxy by giving written notice of its revocation to the Secretary of the meeting before the proxy is voted or by casting your vote in person.

                         DIXON TICONDEROGA COMPANY
            195 International Parkway, Heathrow, Florida  32746


                              PROXY STATEMENT


     The enclosed proxy statement is solicited on behalf of the Board of Directors of Dixon Ticonderoga Company (hereinafter the "Company") for use at the Annual Meeting of Shareholders to be held at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting or at any adjournment thereof. If the enclosed proxy card is executed and returned by a shareholder, it nevertheless may be revoked at any time before it has been voted.

     The shares represented at the meeting by the enclosed proxy will be voted as marked on all matters to be acted upon at the meeting. Only shareholders of record at the close of business on December 22, 1995 will be entitled to vote at the meeting. The outstanding voting shares of the Company at the close of business on December 22, 1995 consisted of 3,198,319 shares of the Common Stock and each such share is entitled to one vote. Shareholders do not have cumulative voting rights. On the record date there were 3,198,319 shares of the Company's Common Stock outstanding and entitled to vote and 1,599,160 shares will therefore constitute a quorum.

     The mailing of this Proxy Statement, together with the Company's Annual Report on Form 10-K for fiscal year ended September 30, 1995, commenced on January 19, 1996.

                            MAJOR STOCKHOLDERS


     The only stockholders known by the Company to own beneficially more than 5% of the shares outstanding as of November 30, 1995, are as follows:

                                               Shares of Stock   Percentage
Name & Address        Nature of Beneficial       Beneficially   Outstanding
Beneficial Owner           Ownership                Owned          Shares
------------------    --------------------     ---------------  -----------

Gino N. Pala          Sole Voting &
2600 Maitland          Investment Power           478,620         14.7%
Center Parkway        Sole Voting Power &
Suite 200             Shared Investment Power     245,775          7.5%
Maitland, FL 32751    Option                       66,700          2.0%

SunTrust Banks, Inc.  Sole Voting &
25 Park Place, N.E.    Investment Power           160,000          5.0%
Atlanta, GA   30303

                     SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth, as of November 30, 1995, the number of shares of the Company's voting securities owned beneficially to the knowledge of the Company by each director and by all officers and directors of the Company as a group. All shares are subject to the person's sole voting and investment power except where otherwise indicated.

    Name of              Amount and Nature of       Percentage of
Beneficial Owner         Beneficial Ownership     Voting Securities
----------------         --------------------     -----------------

Gino N. Pala                  791,095<F1>              24.2%
Richard F. Joyce               20,710<F2>                *
Richard A. Asta                21,000<F3>                *
Samuel B. Casey, Jr.            1,374                    *
John E. Ramondo                   -0-                    *
Joseph R. Sadowski              8,550                    *
Philip M. Shasteen              9,969                    *
Bobby Brantley                    -0-                    *
Fred H. Hawkins                82,000                   2.6%
Ben Berzin, Jr.                   500                    *

All Executive Officers and
Directors as a Group
(14 Persons)                  967,280<F4>              29.2%
-------------------

*    Indicates ownership is less than 1%.

[FN]
<F1> This includes 478,620 shares owned by him over which he has full voting and investment power and 245,775 shares over which he has sole voting and shared investment power only. In addition, this includes an option to purchase 66,700 shares that can be exercised within the next sixty days.

<F2> This includes options to purchase 17,250 shares that can be exercised within the next sixty days. This does not include an irrevocable trust having 97,420 shares for which Deborah Joyce (daughter of Gino
     N. Pala and spouse of Richard F. Joyce) acts as Trustee.

<F3> This includes options to purchase 13,500 shares that can be exercised within the next sixty days.

<F4> This includes options to purchase 118,745 shares that can be exercised within the next sixty days.
[/FN]

                           ELECTION OF DIRECTORS


INFORMATION ABOUT DIRECTORS

     The Certificate of Incorporation of the Company provides that the members of Dixon Ticonderoga Company Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, with one class being elected each year. The terms of the Directors in Class III expire with this Annual Meeting. Currently nine members are seated on the Board of Directors. Certain seats within the three classes remain vacant. Directors are elected by a plurality of the votes cast.

     Unless authority with respect thereto is withheld in the proxy, it is the intention of the persons named as proxies in the enclosed proxy card to vote for the election as directors the nominees named below to serve as directors until their respective terms expire and until their successors shall have been elected and qualified. In the event that any nominee shall become unable or unwilling to serve as a director, the proxies named in the enclosed proxy card intend to vote for such other person as they deem proper. The Board of Directors knows of no reason why any nominee will be unable or unwilling to serve as a director.

     Shareholders may vote for, or withhold their vote from, the entire slate of nominees by marking the appropriate box on the proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the place indicated on the proxy card.

     At the 1995 Annual Meeting of Shareholders 88.8% of the Common Shares were present in person or by proxy and the percentage of total shares cast for and withheld from the vote for each nominee is shown in the following table:
                                                Percentage
                                                Withholding
               Nominee         Percentage For    Authority
          ------------------   --------------   -----------

          Gino N. Pala             88.4%           0.4%
          Richard F. Joyce         88.4%           0.4%
          Bobby Brantley           85.2%           3.6%
          Albert J. Tigani<F1>     85.8%           3.0%


[FN]
<F1> Director Albert J. Tigani resigned from the Board of Directors in fiscal 1995 due to personal reasons.
[/FN]



PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION:



                            Year       Principal Occupation or Employment
                            First        During the Past Five Years and        Class & Year
                            Became             Directorships of                  In Which
  Name              Age    Director         Other Public Companies             Term Expires
---------------------------------------------------------------------------------------------------
Joseph R. Sadowski  64       1986      Co-Chairman, Atlas Energy Group,         Class III
                                       Inc., Coraopolis, PA, since December        1996
                                       1993.  Founder and President, Atlas
                                       Energy Group, Inc. since 1971.

Philip M. Shasteen  46       1986      Attorney/Shareholder, Johnson,           Class III
                                       Blakely, Pope, Boker, Ruppel & Burns,       1996
                                       P.A., Tampa, FL, since August, 1992;
                                       prior thereto Attorney, Philip M.
                                       Shasteen, P.A., Tampa, PA, since 1986.



CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING:

                             Year       Principal Occupation or Employment
                             First        During the Past Five Years and        Class & Year
                             Became             Directorships of                  In Which
  Name               Age    Director         Other Public Companies             Term Expires
---------------------------------------------------------------------------------------------------
Samuel B. Casey, Jr. 68       1983      Chairman of the Board of Dixon            Class II
                                        Ticonderoga Company, 1985-89.               1997
                                        Director of Dresser Industries, Inc.
                                        since 1983 and Indresco, Inc. since
                                        1992.

John E. Ramondo      67       1986      Manager of Projects, Cogeneration         Class II
                                        Services, Inc. (a division of Kamine        1997
                                        Development Corp.), Union, NJ
                                        since 1990; prior thereto Vice
                                        President, National Energy
                                        Constructors,, Irvine, CA since 1988.

Fred H. Hawkins      68       1990      Chairman of the Board, Hawkins            Class II
                                        Construction Co., Omaha, NE, since          1997
                                        1985; Chairman of the Board, Hawkins
                                        Equipment Co., Omaha, NE, since 1985.

Ben Berzin, Jr.      48       1994      Senior Vice President, Midlantic Bank,    Class II
                                        N.A., since July 1990; prior thereto        1997
                                        Senior Vice President, First Fidelity
                                        Bank, N.A., Newawk, NJ since 1976.

Gino N. Pala         67       1978      Chairman of the Board of the Company      Class I
(Father-in-law of                       since February 1989; President and          1998
Richard F. Joyce)                       Chief Executive Officer since July
                                        1985; prior thereto President and
                                        Co-Chief Executive Officer of the
                                        Company since 1978.

Richard F. Joyce     40       1982      Vice Chairman of the Board since          Class I
(Son-in-law of                          January 1990; Executive Vice President      1998
Gino N. Pala)                           and Chief Legal Executive of the

                                        Company February 1991; prior thereto
                                        Corporate Counsel since July 1990.

Bobby Brantley       46       1991      Governmental Consultant, Brantley &       Class I
                                        Associates, Tallahassee, FL since           1998
                                        September 1995; prior thereto Real
                                        estate sales, Telluride, CO, since
                                        June 1992; prior thereto Executive
                                        Director of the Florida Golf Council
                                        since January 1991; prior thereto
                                        Lieutenant Governor of the State of
                                        Florida and Secretary of Florida
                                        Department of Commerce since January 1986.

                   MEETINGS AND COMMITTEES OF THE BOARD


     For the fiscal year ending September 30, 1995, the Board of Directors of the Company met six times, including the annual meeting of directors following the 1995 Annual Meeting of Shareholders. No director attended less than seventy-five percent (75%) of (a) the Board meetings or (b) the meetings of all committees on which he serves held during fiscal year.

     The Board of Directors has an Audit Committee currently composed of the following directors: Fred H. Hawkins (Chairman), Samuel B. Casey Jr. and Ben Berzin Jr. The Audit Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee reviews and approves the scope of the annual audit of the books and records of the Company and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Company's internal controls function; monitors the extent to which the Company has implemented changes recommended by the independent auditors or the Committee; and provides oversight with respect to accounting principles employed in the Company's financial reporting. The Committee, comprised entirely of non-employee directors, met three times during the past fiscal year.

     The Board of Directors has a Compensation Committee currently composed of the following directors: John Ramondo (Chairman) and Joseph R. Sadowski. The Compensation Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs. The Committee also recommends to the Board of Directors annual salaries, bonus programs and stock option plans covering the Chief Executive Officer. The Committee, comprised entirely of non-employee directors, met twice during the past fiscal year.

     Under the guidelines established by the previously adopted Management Incentive Program ("MIP"), the Committee evaluates Dixon Ticonderoga's management employee performance. Factors which are considered under the MIP guidelines include: corporate performance, business unit performance and personal performance. The corporate performance rating is largely based upon the Company's growth in earnings per share. The business unit ratings are based primarily on profit performance, return on equity and budgetary success. The personal performance can include such factors as meeting set strategic planning goals and organizational and management development.

     Under the MIP, incentive awards are made annually to key management employees as determined by top corporate management and approved by the Committee and include both cash and stock incentives. The objectives of the MIP are to motivate and reward the accomplishment of corporate and business unit annual objectives, reinforce a strong performance orientation and provide a fully competitive compensation package which will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, year-end cash bonus awards are paid only upon the achievement of performance objectives established for the fiscal year. Appropriate performance objectives are established for each fiscal year in support of the Company's annual strategic plan and a weighting is established for each component based on the relative importance of each to the individual. As discussed below, stock options may also be granted to key employees as part of the Company's incentive program.

     The Committee meets annually to evaluate the Chief Executive Officer's performance and reports on that evaluation to the independent directors of the Board. In 1995, the Committee rated highly the Chief Executive Officer's role in raising corporate operating profit and his leadership in developing and further carrying out the Company's financing and other strategic objectives. However, the annual compensation level of $200,000 has not been increased in the last seven years. As discussed below, the Company entered into an employment agreement with the Chief Executive Officer and one other corporate officer in 1995. The Chief Executive Officer also received a grant of 10,000 stock options in December, 1995.

     Committee appointments are reviewed by the Board in March each year. The Company does not have a Nominating Committee.


                         COMPENSATION OF DIRECTORS


     Each non-employee director receives a retainer of $6,000.00 a year plus $300.00 for each meeting of the Board of Directors he attends, and $350.00 for each Committee meeting he attends. Officers-directors receive $250.00 for each Board meeting attended. The Company also reimburses its directors for travel, lodging and related expenses incurred in attending Board and committee meetings and provides each director with liability insurance.

                          OFFICERS OF THE COMPANY



       Name              Age                     Title
---------------------    ---       ------------------------------

Gino N. Pala             67        Chairman of the Board since February
                                   1989; President and Chief Executive
                                   Officer since July 1985; prior thereto
                                   President and Co-Chief Executive
                                   Officer since August 1978.

Richard F. Joyce         40        Vice Chairman of the Board since
                                   January 1990; Executive Vice President
                                   and Chief Legal Executive since
                                   February 1991; prior thereto Corporate
                                   Counsel since July 1990.

John F. Millar           59        Executive Vice President/Industrial
                                   Division since November 1985; prior
                                   thereto Treasurer since September 1983.

Richard A. Asta          39        Executive Vice President of Finance and
                                   Chief Financial Officer since February
                                   1991; prior thereto Senior Vice
                                   President-Finance and Chief Financial
                                   Officer since March 1990.  In February
                                   1995, Mr. Asta was named in an
                                   indictment stemming from his prior
                                   employment with the accounting firm of
                                   Laventhol & Horwath, which principally
                                   relates to his involvement in allegedly
                                   faulty audits of a client of that firm
                                   in 1988.  Mr. Asta has cooperated fully
                                   in the Government's investigation of
                                   events occurring approximately eight
                                   years ago, and denies any wrongdoing.
                                   He intends to defend himself vigorously
                                   against any charges.

Arthur Frederickson      59        Executive Vice President of Sales &
                                   Marketing/ Consumer Products Division
                                   since August 1995; prior thereto Senior
                                   Vice President of Sales & Marketing
                                   since October 1992; prior thereto
                                   Senior Vice President of Sales since
                                   May 1991; prior thereto Director of
                                   Sales/Western Region since January
                                   1990; prior thereto Western Regional
                                   Manager since April 1989.

                          OFFICERS OF THE COMPANY



       Name              Age                     Title
---------------------    ---       ------------------------------

Leonard D. Dahlberg, Jr. 44        Executive Vice President of
                                   Manufacturing/ Consumer Products
                                   Division since August 1995; prior
                                   thereto Senior Vice President of
                                   Manufacturing since February 1993;
                                   prior thereto Vice President of
                                   Manufacturing since March 1990; prior
                                   thereto Vice President and Director of
                                   Corporate Purchasing since September
                                   1985.

Kenneth A. Baer          49        Treasurer since November 1985; prior
                                   thereto Assistant Secretary and
                                   Treasurer since September 1983.

John Adornetto           54        Vice President and Corporate Controller
                                   since January 1991; prior thereto
                                   Corporate Controller since 1978.

Richard H. D'Antonio     47        Vice President of Information Services
                                   since October 1993; prior thereto
                                   Principal of RHD Consulting since May
                                   1990.

Laura Van Camp           44        Secretary since January 1986; prior
                                   thereto Secretary to President and
                                   Chief Executive Officer since February,
                                   1982.

     To meet the goal of providing the shareholders a concise, comprehensive overview of compensation awarded, earned or paid in the reporting period, the Summary Compensation Table is presented below.  The Summary Compensation Table includes individual compensation information on the
Chief Executive Officer and four other most highly paid officers, for services rendered in all capacities during the fiscal years ended September 30, 1995, 1994 and 1993.


                                     SUMMARY COMPENSATION TABLE

                                                                               Number of
                                                                                Options
    Year   Name/Title                  Salary         Bonus       Other<F1>     Granted
    ----   ----------                  ------         -----       --------     ---------
    1995   Gino N. Pala               $200,000       $  -0-       $53,581       10,000
    1994   President and              $200,000       $79,000      $20,963       20,000
    1993   Chief Executive Officer    $200,000       $  -0-       $23,234         -0-

    1995   Richard F. Joyce           $128,460       $  -0-       $48,420       10,000
    1994   Executive Vice President   $120,050       $37,440      $19,276       10,000
    1993   and Chief Legal Executive  $112,555       $  -0-       $17,872         -0-

    1995   Richard A. Asta            $134,706       $  -0-       $20,359       10,000
    1994   Executive Vice President   $127,000       $39,624      $55,300       10,000
    1993   of Finance and Chief       $127,000       $  -0-       $14,707         -0-
           Financial Officer

    1995   Thomas Maskell             $ 93,206       $46,710      $13,617         -0-
    1994   General Manager/           $ 86,346       $10,189      $ 6,742        2,000
    1993   New Castle Refractories    $ 84,529       $ 2,000      $ 3,178         -0-

    1995   John F. Millar             $132,742       $  -0-       $10,578         -0-
    1994   Executive Vice President/  $126,876       $26,331      $86,597        2,000
    1993   Industrial Division        $120,079       $10,137      $10,048         -0-

<F1>       The totals in this column reflect the aggregate value of the Company contributions under a modified 401(k) Thrift Plan, gain from the exercise of stock options and perquisites, including personal, non-plan benefits.

                           EMPLOYMENT AGREEMENTS


     In March, 1995, the Company entered into employment agreements with the Chief Executive Officer and the Executive Vice President and Chief Legal Executive. The agreements provide for the continuation of salary and related employee benefits for a period of 24 months following their termination of employment under certain changes in control of the Company. In addition, all options held by these officers would become immediately exercisable upon the date of termination and remain exercisable for 90 days thereafter.


                               STOCK OPTIONS


     The following table sets forth cumulative information concerning outstanding options to purchase shares of the Company's Common Stock granted, exercised or expired as of December 15, 1995. The options were granted pursuant to the 1979 and 1988 Dixon Ticonderoga Company Executive Stock Plans, as amended, (the "Plans"). Options under the 1979 Plan become exercisable one year after date of grant and are exercisable during a period not to exceed ten years from date of grant. Under the 1988 Plan, options vest 25% after one year; 25% after two years; and 50% after three years, and remain exercisable for a period of three years from the date of vesting. All options expire three months after termination of employment. At December 15, 1995, there were 153,348 shares available for future grants under the Plans. The Plans provide for participation by officers or key management employees of the Company or its subsidiaries, except that members of the Compensation Committee, which administer the Plans and determines to whom options may be granted and the number of shares to be subject to options, may not participate. The following table discloses (for the Chief Executive Officer and other named officers) the gain or "spread" that would be realized if the options granted were exercised on the expiration date when the Company's stock price had appreciated by the percentage levels indicated annually from the market price on the date of the grant.

                                            OPTION GRANTS

                        % of Total                Exercise
                         Options      Options     or Base      Final    Assumed Stock Assumed Stock
                         Granted     Granted in    Price    Expiration  Appreciation  Appreciation
Name and Title             (#)      Year of Grant  ($/Sh)      Date        5% ($)        10% ($)
--------------          ----------  ------------- -------   ----------  ------------- -------------
Gino N. Pala             39,300<F1>    30.0%        $4.62      7/96     $114,387       $288,690
President and Chief      21,400<F2>    17.4%        $5.22      2/97     $ 32,395       $ 72,610
Executive Officer         7,000<F3>    15.2%        $8.52     12/98     $ 17,296       $ 38,766
                         20,000<F4>    20.0%        $9.49     10/00     $ 55,042       $123,370
                         10,000<F5>    10.6%        $7.42     12/01     $ 21,518       $ 48,230

Richard F. Joyce         15,000<F2>    12.2%        $4.75      2/97     $ 20,663       $ 46,313
Executive Vice            3,500<F3>     7.6%        $7.75     12/98     $  7,866       $ 17,631
President and Chief      10,000<F4>    10.0%        $8.62     10/00     $ 24,998       $ 56,030
Legal Executive          10,000<F5>    10.6%        $6.75     12/01     $ 19,575       $ 43,875

Richard A. Asta          15,000<F2>    12.2%        $4.75      2/97     $ 20,663       $ 46,313
Executive Vice President  3,500<F3>     7.6%        $7.75     12/98     $  7,866       $ 17,631
of Finance and Chief     10,000<F4>    10.0%        $8.62     10/00     $ 24,998       $ 56,030
Financial Officer        10,000<F5>    10.6%        $6.75     12/01     $ 19,575       $ 43,875

Thomas Maskell            1,000<F2>     0.8%        $4.75      2/97     $  1,378       $  3,088
General Manager/          1,000<F3>     2.2%        $7.75     12/98     $  2,248       $  5,038
New Castle Refractories   2,000<F4>     2.0%        $8.62     10/00     $  5,000       $ 11,206

John F. Millar           26,200<F1>    20.0%        $4.20      7/96     $ 69,325       $174,964
Executive Vice           14,600<F2>    11.9%        $4.75      2/97     $ 20,112       $ 45,078
President/Industrial      2,500<F3>     5.4%        $7.75     12/98     $  5,619       $ 12,594
Division                  2,000<F4>     2.0%        $8.62     10/00     $  5,000       $ 11,206

<F1> Granted July 28, 1986 under the 1979 Dixon Ticonderoga Company Executive Stock Option Plan to
     expire on July 27, 1996.  Adjusted for stock split on July 22, 1988.

<F2> Granted February 22, 1991 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year, 25% after two years, and 50% after three years, to expire three years from the date of vesting.

<F3> Granted December 18, 1992 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

<F4> Granted October 21, 1994 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

<F5> Granted December 15, 1995 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

     The following table presents individual grants of options that were made and/or exercised during the last three fiscal years to each of the named executives.  This table also is intended to allow shareholders to ascertain the number and size of option grants made during the last three years, as well as options exercisable, and their value as of fiscal year ended September 30, 1995.

                       AGGREGATED OPTION EXERCISES IN LAST THREE FISCAL YEARS
                                  AND FISCAL YEAR-END OPTION VALUES

                                                 Number of Options at      Value of Options at
                                                 Fiscal Year-End (#)       Fiscal Year-End ($)
               Shares Acquired  Value            --------------------      -------------------
Name and Title on Exercise (#)  Realized ($)  Exercisable Unexercisable Exercisable  Unexercisable
-------------- ---------------  ------------  ----------- ------------- -----------  -------------
Gino N. Pala        6,000         $24,930     39,300<F2>     -0-<F2>    $123,009     $    -0-
President and Chief                           15,400<F3>     -0-<F3>    $ 38,962     $    -0-
Executive Officer                              7,000<F4>     -0-<F4>    $    -0-     $    -0-
                                               5,000<F5>  15,000<F5>    $    -0-     $    -0-
                                                 -0-      10,000<F6>    $    -0-     $  3,300

Richard F. Joyce    3,750         $22,500     11,250<F3>     -0-<F3>    $ 33,750     $    -0-
Executive Vice                                 3,500<F4>     -0-<F4>    $    -0-     $    -0-
President and Chief                            2,500<F5>   7,500<F5>    $    -0-     $    -0-
Legal Executive                                  -0-      10,000<F6>    $    -0-     $ 10,000

Richard A. Asta     7,500         $39,375      7,500<F3>     -0-<F3>    $ 22,500     $    -0-
Executive Vice                                 3,500<F4>     -0-<F4>    $    -0-     $    -0-
President of Finance                           2,500<F5>   7,500<F5>    $    -0-     $    -0-
and Chief Financial                              -0-      10,000<F6>    $    -0-     $ 10,000
Officer

Thomas Maskell      1,000         $ 6,125        -0-<F3>     -0-<F3>    $    -0-     $    -0-
General Manager/                               1,000<F4>     -0-<F4>    $    -0-     $    -0-
New Castle                                       500<F5>   1,500<F5>    $    -0-     $    -0-
Refractories

John F. Millar     14,600         $76,650     26,200<F2>     -0-<F2>    $ 93,010     $    -0-
Executive Vice                                   -0-<F3>     -0-<F3>    $    -0-     $    -0-
President/                                     2,500<F4>     -0-<F4>    $    -0-     $    -0-
Industrial Division                              500<F5>   1,500<F5>    $    -0-     $    -0-



<F1> Closing price at fiscal year end was $7.75 per share.

<F2> Granted July 28, 1986 under the 1979 Dixon Ticonderoga Company Executive Stock Option Plan to
     expire on July 27, 1996.  Adjusted for stock split on July 22, 1988.

<F3> Granted February 22, 1991 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year, 25% after two years, and 50% after three years, to expire three years from the date of vesting.

<F4> Granted December 18, 1992 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

<F5> Granted October 21, 1994 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

<F6> Granted December 15, 1995 under the 1988 Dixon Ticonderoga Company Executive Stock Option Plan
     to vest 25% after one year; 25% after two years; and 50% after three years, to expire three years from the date of vesting.

     The following table demonstrates a five-year comparison of cumulative total returns based upon (1) the Company's fiscal year end and (2) an initial investment of $100.00 in Company stock, as compared with the Russell 2000 Broad Market Index and the Standard Industry Group of Listed Securities for Office Equipment and Supplies. Five-year comparisons in prior years were based on a calendar year end.



                   COMPARISON OF CUMULATIVE TOTAL RETURN
                OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                                  Dixon
      Measurement Period       Ticonderoga   Industry   Broad
      (Fiscal Year Covered)        Co.        Index     Market
      ---------------------    -----------   --------   ------


            1990                  100         100       100
            1991                  103.23      132.95    145.08
            1992                  129.03      139.75    158.05
            1993                  158.06      155.89    210.46
            1994                  251.61      169.31    216.08
            1995                  200.00      217.08    266.59


EMPLOYEE 401(K) THRIFT PLAN

     The Company adopted a 401(k) Thrift Plan effective January 1, 1985. The plan permits domestic non-union employee contributions of up to 26% of salary; 16% of which is tax deferred. The Company matches up to 50% of the first 8% providing such match will be contributed from pre-federal income tax profit or accumulated profits and the Company will contribute 3% of gross wages of all domestic non-union employees regardless of profits or employee contributions. The Tax Reform Act of 1986 has put further limitation on the tax deferral of matching and employee contributions.

EMPLOYEE STOCK PURCHASE PLAN

     All employees of the Company or any of its subsidiaries who have been employed by the Company for at least six months as of May 1 of any year are eligible to receive options to purchase the Company's common stock pursuant to the Dixon Ticonderoga Company 1988 Employee Qualified Stock Purchase Plan (the "Plan"). Originally, the waiting period for eligibility under the Plan was 12 months. The Company has reserved 100,000 shares of common stock for issuance upon exercise of rights approved under the Plan. Once each year, on the last business day of the payment period (May 1), the Company will be deemed to have granted to each participant an option to purchase on the last day of the payment period (April 30) the number of full shares of common stock of the Company which his accumulated payroll deductions will purchase at the option price. Payroll deductions may range from $30 per month up to 10% of base pay. The option price is the lesser of (i) 85% of the fair market value of the Company's common stock on the first business day of the payment period or (ii) 85% of the fair market value of the Company's common stock on the last business day of the payment period. To date, 68,597 shares have been purchased under the Plan through payroll deductions commenced in May, 1989. One Executive Officer participates in the Plan and is expected to contribute approximately $1,440.00 in the next fiscal year toward the purchase of shares of common stock in the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities & Exchange Commission (SEC) and the American Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Executive Officers and Directors, the Company believes that all Section 16(a) filing requirements applicable to its Executive Officers, Directors and greater than ten percent (10%) beneficial owners were complied with.

                         SHAREHOLDERS' RIGHTS PLAN

     In March, 1995, the Company declared a dividend distribution of one Preferred Stock Purchase Right on each share of Company common stock. Each Right will entitle the holder to buy one-thousandth of a share of a new series of preferred stock at a price of $30.00 per share. The Rights will be exercisable only if a person or group (other than the Company's chairman, Gino N. Pala, and his family members) acquires 20% or more of the outstanding shares of common stock of the Company or announces a tender offer following which it would hold 30% or more of such outstanding common stock. The Rights entitle the holders other than the acquiring person to purchase Company common stock having a market value of two times the exercise prices of the Right. If, following the acquisition by a person or group of 20% or more of the Company's outstanding shares of common stock, the Company were acquired in a merger or other business combination, each Right would be exercisable for that number of the acquiring company's shares of common stock having a market value of two times of exercise prices of the Right.

     The Company may redeem the Rights at one cent per Right at any time until ten days following the occurrence of an event that causes the Rights to become exercisable for common stock. The Rights expire in ten years.


             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Based on a recommendation from the Audit Committee, the Board of Directors of the Company has selected Coopers & Lybrand L.L.P. to serve as the Company's auditor for the next fiscal year.

     Representatives of Coopers & Lybrand L.L.P. will be in attendance at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions from the shareholders.


              OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors is not at present aware of any other matters to be brought before the meeting, except those incidental to the conduct of the meeting. However, if any such matters should come before the meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in their discretion.


                          SHAREHOLDERS PROPOSALS

          Any proposal that a shareholder may desire to have included in the Company's proxy material for presentation at the next Annual Meeting must be received at the Company's principal office on or prior to October 30, 1996.

               SOLICITATION OF PROXIES AND EXPENSES THEREOF

     It is presently contemplated that proxies will be solicited only by mail and, possibly, by telephone, telegraph or personal calls by officers, directors or regular employees of the Company. However, if the circumstances warrant, the Company may retain the services of a proxy soliciting firm. Any expense incurred in the solicitation of proxies, including the expenses of brokers and other nominees in soliciting non-record owners and of any proxy soliciting firm retained, will be borne by the Company.

                           By Order of the Board of Directors,


                           Laura Van Camp
                           Secretary

Heathrow, Florida
January 19, 1996